  Exhibit 99.1

For Immediate Release	Contact Information
Monday, January 14, 2008	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

TXCO Resources Board Fills Vacant Position

SAN ANTONIO -- January 14, 2008 -- The Board of Directors of  TXCO Resources Inc. (Nasdaq:TXCO) today announced the election and appointment of James L. Hewitt as an independent, Class B director, filling a vacancy created by the retirement of Stephen M. Gose Jr. in December 2006. Mr. Hewitt will complete Mr. Gose's term as a Class B director, which extends until the Company's 2009 annual meeting.

Mr. Hewitt, 66, of Orlando, Florida, has an extensive background in finance, banking and business. He is Chairman, President and CEO of Hewitt Financial Consulting Inc. of Orlando. In 2000, he formed United Heritage Bank of Orlando and served as Chairman of the bank and its holding company until their sale to Marshall & Ilsley Bank of Milwaukee, Wisconsin, in 2007. Earlier, he was the founder and a principal owner of the Orlando Magic of the National Basketball Association and founder and CEO of United American Holding Corp., a bank holding company that merged with Colonial BankGroup of Montgomery, Alabama, in 1998. He earned a finance and accounting degree from Florida State University.

"Mr. Hewitt brings valuable expertise to the board," said Chairman, President and CEO James E. Sigmon. "We have sought out a board member with extensive financial experience, which will be a vital asset to the Company as TXCO continues to grow and develop."

About TXCO Resources
TXCO Resources, formerly The Exploration Company, is an independent oil and gas enterprise with interests in the Maverick Basin, the onshore Gulf Coast region and the Marfa Basin of Texas, and the Midcontinent region of western Oklahoma. It has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. TXCO's business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally developing a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. It accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on Nasdaq's Global Select Market under the symbol "TXCO."

More information about potential factors that could affect the Company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2006, and its Form 10-Q for the period ended June 30, 2007. These and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's Web site at www.txco.com. Copies are available without charge upon request from the Company.

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